UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2016

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction Of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 18, SOHU.com Media Plaza

Block 3, No. 2 Kexueyuan South Road, Haidian District

Beijing 100190

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Loan Agreement with Subsidiary of Changyou.com Limited

On October 24, 2016, Beijing Sohu New Media Information Technology Co., Ltd. (“Sohu Media”), a People’s Republic of China (“PRC”) company that is an indirect wholly-owned subsidiary of the registrant, entered into a loan agreement (the “Loan Agreement”) with Beijing AmazGame Age Internet Technology Co., Ltd. (“AmazGame”), a PRC company that is an indirect wholly-owned subsidiary of the registrant’s indirect majority-owned subsidiary Changyou.com Limited (“Changyou”), a Cayman Islands company, pursuant to which Sohu Media may borrow from time to time from AmazGame up to RMB1.0 billion (or approximately US$148.64 million).

The first request for an advance under the Loan Agreement must be made on or prior to December 31, 2016, and requests for further advances may be made for one year following the initial advance. Such one-year request period may be extended for another one-year period with the consent of AmazGame. Principal amounts outstanding under the Loan Agreement will bear interest at an annual rate of 6%. The maturity date for principal and accrued interest for each advance under the Loan Agreement will be one year from the date of each such advance, subject to extension of the date for repayment of principal for one additional year with the consent of AmazGame. Interest accrued on each advance will be due on the applicable initial one-year maturity date without regard to whether the principal maturity date is extended, and interest accrued following any extension of the maturity date for an advance will be due, together with principal, upon the extended maturity date of such advance.

The Loan Agreement includes customary events of default, including Sohu Media’s failure to pay any principal or interest when due, becoming insolvent, or ceasing operations, or if there is a material adverse change in the assets, business, commitments, or prospects of Sohu Media. Upon AmazGame’s declaration of an event of default under the Loan Agreement, AmazGame may refuse to make further advances under the Loan Agreement and demand payment in full of all outstanding principal and accrued interest, and Changyou may elect to execute its right under the Share Pledge Agreement, as described below in this report, to apply the outstanding amounts of principal and interest to repurchase Class B ordinary shares of Changyou.

The registrant intends to use amounts drawn down under the Loan Agreement to finance the registrant’s operations, excluding the operations of Changyou and of the registrant’s subsidiary Sogou Inc.

The foregoing summary is not intended to be complete and is qualified in its entirety by reference to the Loan Agreement, an English translation of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Share Pledge Agreement

Also on October 24, 2016, Sohu.com (Game) Limited (“Sohu Game”), a Cayman Islands company that is an indirect wholly-owned subsidiary of the registrant and is the direct parent of Changyou, and Changyou entered into a share pledge agreement (the “Share Pledge Agreement”) pursuant to which Sohu Game pledged to Changyou 11,386,228 Class B ordinary shares of Changyou held by Sohu Game, to secure Sohu Media’s obligations under the Loan Agreement. While any principal or interest is outstanding under the Loan Agreement, the number of Class B ordinary shares pledged by Sohu Game to Changyou under the Share Pledge Agreement is subject to upward adjustment from time to time the price of Changyou’s American depositary shares (“ADSs”) on the Nasdaq Global Select Market drops for at least 10 consecutive trading days by an amount of 20% or more from such price as of the date of the Share Pledge Agreement, and is subject to further upward adjustment in the event of any additional incremental drops of 20% or more in the price of Changyou’s ADSs during 10 consecutive trading days.

If there is an event of default under the Loan Agreement, Changyou may, at its election, apply all of the unpaid principal and accrued interest under the Loan Agreement to the repurchase from Sohu Game of Class B ordinary shares of Changyou pledged under the Pledge Agreement at a price equal to the lesser of (i) one-half of the average of the closing prices of one Changyou ADS on the Nasdaq Global Select Market for the 30 trading days preceding the date of the Pledge Agreement, or (ii) one-half of the average of the closing prices of one Changyou ADS on the Nasdaq Global Select Market for the 30 trading days preceding the date of the occurrence of the event of default.

The foregoing summary is not intended to be complete and is qualified in its entirety by reference to the Share Pledge Agreement, a copy of which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

On October 24, 2016, the registrant announced its unaudited financial results for the third quarter ended September 30, 2016. A copy of the press release issued by the registrant regarding the foregoing and regarding entry into the material agreements described in Item 1.01 of this report is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 Other Events.

On October 24, 2016 the registrant issued a press release announcing its unaudited financial results for the third quarter ended September 30, 2016 and the execution of the Loan Agreement and the Share Pledge Agreement. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	English Translation of Loan Agreement, dated as of October 24, 2016, between AmazGame and Sohu Media.

10.2	Share Pledge Agreement, dated as of October 24, 2016, between Sohu Game and Changyou.

99.1	Press release dated October 24, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: October 24, 2016	Sohu.com Inc.

	By	/s/ Joanna Lv
Joanna Lv
Acting Chief Financial Officer

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